Exhibit 10.2

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (“Agreement” ) is made and entered into by and between Mark M. Comerford (“Executive”) and Haynes International, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive has been employed with the Company pursuant to an Employment Agreement dated September 8, 2008, as amended (“Employment Agreement”);

WHEREAS, Executive has advised the Board of Directors of the Company of his intention to resign from his positions as an officer and director of the Company and each of its subsidiaries at which he holds any such position;

WHEREAS, the Employment Agreement does not provide for the payment of severance benefits by the Company to the Executive in the event of his resignation; and

WHEREAS, in recognition of Executive’s years of dedicated service to the Company and in exchange for a release by Executive of all claims that he may have against the Company and its directors, officers, employees, shareholders and other persons and entities and his confirmation that he is bound by the restrictive covenants set forth in the Employment Agreement, the Company has agreed to provide Executive with certain severance benefits as set forth herein;

NOW, THEREFORE, in exchange for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

Section 1. Resignation and Retirement.  Executive resigns from all positions he currently holds as an officer or director of the Company or any of its subsidiaries, including without limitation his positions as President and Chief Executive Officer and a member of the Board of Directors of the Company, effective as of May 29, 2018 (the “Resignation Date”).  Executive will remain an employee of the Company until his retirement on September 30, 2018 (the “Separation Date”).  Between the Resignation Date and the Separation Date, Executive shall serve as an advisor to the Chief Executive Officer of the Company and shall have such duties and devote such time and attention to the affairs of the Company as determined by the Chief Executive Officer of the Company.  Between the Resignation Date and the Separation Date, Executive shall be entitled to receive his base salary at the same rate as in effect on the Resignation Date and will continue to participate in the employee health and welfare benefit plans offered by the Company to its employees, subject to the terms and conditions of such plans.  By remaining employed until September 30, 2018, Executive and his spouse will be eligible to participate in the Haynes International, Inc. Medical Plan for Retirees, subject to the terms and conditions of such plan. After the Resignation Date, Executive shall not participate in the Company’s Management Incentive Plan or any other incentive compensation plan offered by the Company and shall not be entitled to any compensation other than the Annual Salary provided for in this Section 1 with respect to his service as an employee from the Resignation Date through the Separation Date.

Section 2. Severance Benefits.

(a) On the first regular Company payroll date following the Separation Date, the Company shall pay to Executive in accordance with the Company’s existing payroll practices that portion of Executive’s current Annual Salary (as defined in the Employment Agreement) which has been earned but not paid as of the Separation Date and shall reimburse Executive for any reimbursable business expenses incurred by Executive with the prior approval of the Chief Executive Officer of the Company through the Separation Date, but not theretofore reimbursed.

(b) The parties anticipate that Executive will have an additional period of employment with the Company after the Resignation Date of this Agreement and Executive wishes to provide a full release to the Company for all claims and actions through the Resignation Date.  Accordingly, Executive understands and agrees that he will receive the below-described Severance Benefits only if: (x) his employment is not terminated for Cause (as defined in the Employment Agreement Section 1(e)(ii) sub-paragraphs (ii), (iv) or (v)) prior to the Separation Date; (y) he signs and returns to the Company the Reaffirmation of Resignation, Retirement and Release Agreement (the “Reaffirmation”), attached hereto and incorporated herein as Exhibit B; and (z) he does not exercise the revocation right described in the Reaffirmation.  Provided, however, that if Executive dies or suffers a Disability (as defined in the Employment Agreement) which would prevent his execution of the Reaffirmation between the period of his Resignation Date and Separation Date, the Reaffirmation may be executed by his authorized Power of Attorney (in the case of a Disability) or the authorized personal representative of his estate.  If Executive meets the foregoing conditions to payment of the Severance Benefits, the Company shall pay or provide to Executive the following payments and benefits (collectively, the “Severance Benefits”):

(i) Cash payment of $417,825.00 in respect of Executive’s Target Bonus (as defined in the Employment Agreement) for fiscal 2018 to be paid in accordance with the Company’s existing payroll practices on the first regular Company payroll date following the date the Reaffirmation becomes effective (such effective date, the “Reaffirmation Effective Date”);

(ii) Cash payment of $961,730.00, representing eight months of Executive’s current Annual Salary plus his Target Bonus, to be paid by the Company in 20 equal monthly installments commencing in October 2018 following the Reaffirmation Effective Date and ending in May 2020, with each installment to be paid in accordance with the Company’s existing payroll practices on a regular Company payroll date on or prior to the last day of the applicable month, which payments shall be subject to, contingent upon, and compensation for Executive’s compliance with the provisions of the non-competition and non-solicitation provisions as set forth in the Employment Agreement, which provisions are incorporated by reference herein and made a part hereof as if such provisions were set forth herein;

(iii) Executive shall be entitled to exercise the 114,433 stock options held by Executive that are vested and exercisable on the Resignation Date and set forth on Exhibit A until the earlier of November 30, 2018 or the expiration date of such stock options; all stock options that are not vested by their terms as of the Resignation Date shall be forfeited effective immediately following the resignation of Executive’s positions as an officer and director of the Company on the Resignation Date;

(iv) The Company agrees to accelerate the vesting of a pro rata portion (based on service by the Executive from the grant date through the Resignation Date) of the time-based restricted shares granted to Executive (A) in November 2015 under the Company’s 2009 Restricted Stock Plan and (B) in November 2016 under the Company’s 2016 Incentive Compensation Plan, in each case that are held by Executive on the Resignation Date as set forth on Exhibit A (collectively, the “Accelerated Time-Based Shares”) from the vesting dates set forth in the applicable award agreements to the Reaffirmation Effective Date; provided, that, (x) all time-based restricted shares granted to Executive in November 2015 and November 2016 that are not Accelerated Time-Based Shares and (y) all time-based restricted shares granted to Executive in November 2017 shall be forfeited by Executive effective immediately following the resignation of Executive’s positions as an officer and director of the Company on the Resignation Date; and

(v) The Company agrees to permit Executive to retain his existing interest in a pro rata portion (based on service by the Executive from the grant date through the Resignation Date) of (A) the performance-based restricted stock granted to Executive in November 2015 under the Company’s 2009 Restricted Stock Plan and (B) the performance shares granted to Executive in November 2016 under the Company’s 2016 Incentive Compensation Plan, in each case that are held by Executive on the Resignation Date as set forth on Exhibit A (collectively, the “Retained Performance-Based Shares”); provided, that, (x) all shares of performance-based restricted stock granted to Executive in November 2015 that are not Retained Performance-Based Shares, (y) all performance shares granted to Executive in November 2016 that are not Retained Performance-Based Shares and (z) all performance shares granted to Executive in November 2017 shall be forfeited by Executive effective immediately following the resignation of Executive’s positions as an officer and director of the Company on the Resignation Date; the Retained Performance-Based Shares shall remain subject to the conditions and restrictions, including the achievement of performance targets, set forth in the respective awards and shall vest and be delivered to Executive, if at all, at the same time, under the same terms and subject to the same limitations and conditions set forth in the applicable plan and award agreement that would have obtained if Executive were still employed on the date the Performance Awards are paid or distributed.

For the avoidance of doubt, all stock options, restricted stock and other equity awards held by Executive but not vested by their terms as of the Resignation Date that are not described in this Section 2 shall be forfeited effective immediately following the resignation of Executive’s positions as an officer and director of the Company on the Resignation Date.

Section 3. Timing of Payment and Release.

(a) As a condition of receiving from the Company the payments and benefits provided for in Section 2(b) of this Agreement, which Executive otherwise would not be entitled to receive, Executive must execute (and not revoke) this Agreement.  Executive acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement.  All payments made to Executive hereunder shall be subject to appropriate payroll deductions and other withholdings required by law.  In the event of Executive’s death or Disability (as defined in the Employment Agreement), any payment to be made as part of the Severance Benefits that remains unpaid as of the date of death or Disability shall be paid to Executive’s estate or spouse, as the case may be, at the same times and subject to the same terms and conditions as otherwise provided herein.

(b) This Agreement shall be construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or an exemption from the application of Code Section 409A.  Notwithstanding anything set forth in this Agreement, no amount payable pursuant to or as provided in this Agreement which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Code Section 409A.  Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, to the extent the payment is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Further, to the extent Executive is a “specified employee” within the meaning of Code Section 409A as of the date of Executive’s separation from service, no amount which constitutes nonqualified deferred compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. The aggregate of any payments that would otherwise have been paid before such date shall be paid to the Participant in a lump sum on such date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) In consideration of the Company’s agreement to the payment of the Severance Benefits set forth in Section 2 above and the other good and valuable consideration indicated herein, Executive (for himself and his personal representatives, heirs and assigns) RELEASES AND FOREVER DISCHARGES the Released Parties (as defined below) from any and all claims (including, but not limited to, claims for attorneys’ fees), demands, losses, grievances, damages, injuries (whether personal, emotional or other), agreements, actions, promises or causes of action (known or unknown) which he now has or may later discover or which may hereafter exist against the Released Parties, in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the date hereof, including all those arising out of or in connection with his employment or former employment with the Company, or arising out of any events, facts or circumstances which either preceded or flowed from the termination of his employment, or which occurred during the course of Executive’s employment with the Company or incidental thereto or arising out of any other matter or claim of any kind whatsoever and whether pursuant to common law, statute, ordinance, regulation or otherwise.  Claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, failure to represent, fraud, defamation, promissory estoppel, and/or breach of contract; those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability or handicap under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act (all as amended) or any other federal, state or local law, ordinance, rule or regulation; and those arising under the Executive Retirement Income Security Act of 1974, all as amended (except for qualified retirement or other benefit plans from which Executive is entitled under the terms of such plans to receive future benefits).  Executive agrees and understands that any claims he may have under the aforementioned statutes or any other federal, state or local law, ordinance, rule, regulation or common law are effectively waived by this Agreement.  No claims under the ADEA arising after the execution of this Agreement are waived hereby.

(d) The parties understand and agree that, as used in this Agreement, “Released Parties” means Haynes International, Inc. and its subsidiaries and all of their respective past and present officers, directors, shareholders, employees, trustees, agents, parent companies, subsidiaries, partners, members, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to Executive, but all of whom expressly deny any such liability.

(e) Except as specifically provided in Section 2 and this Section 3 or required under applicable law, Executive will not be eligible to receive any salary, bonus or other compensation or benefits with respect to any periods after the Separation Date; provided, however, Executive shall have the right to receive all compensation and benefits to which he is entitled under any benefit plans of the Company to the extent he is fully vested as of the Resignation Date pursuant to the terms and conditions of such employee benefit plans.

Section 4. Covenant Not to Sue.

(a) Executive understands that by signing this Agreement, Executive is agreeing that Executive has not and will not file any claims or lawsuits against the Released Parties with any court or government agency with the exception that this Agreement will not release (i) any non-waivable rights Executive has, including any claims that arise after the Resignation Date or the Reaffirmation Effective Date, as applicable; (ii) actions, or rights arising under or to enforce the terms of this Agreement; and/or (iii) vested benefits under any retirement or pension plan and/or deferred compensation plan.  Further, if

Executive is requested to participate in any lawsuit, other proceeding, or investigation against any of the Released Parties, Executive agrees to immediately notify the Company.  The Parties specifically agree that, to the extent Executive may have any non-waivable rights to file or participate in a claim, lawsuit, or charge against any of the Released Parties, such as with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Department of Labor (DOL), the Occupational Safety and Health Administration (OSHA), or other government agency, Executive is not giving up such right nor is Executive giving up Executive’ s right to participate truthfully in any EEOC, NLRB, DOL, OSHA, or other government agency investigation.  However, even if Executive has a right to file or participate in a claim, lawsuit, or charge against any of the Released Parties, Executive agrees that, except for non-waivable claims, Executive shall not obtain, and hereby waives Executive’ s right to, any relief of any kind from such a claim or charge.

(b) As to any actions or claims that would not be released because of the invalidity or unenforceability of this Agreement, Executive understands and agrees that, except as prohibited by law, if he asserts or brings any such actions or claims against the Company, he must repay to the Company the Severance Benefits provided to him pursuant to this Agreement, with legal interest.  Executive and the Company agree that by executing this Agreement, Executive has waived any claim (administrative or otherwise) he may have under, among other things, the ADEA.  If Executive files a charge alleging a violation of the ADEA with any administrative agency or challenges the validity of this waiver and release of any claim he might have had under the ADEA, he will be required to repay to the Company the Severance Benefits provided by it pursuant to this Agreement, or pay to the Company any other monetary amounts (such as attorneys’ fees and/or damages), as a condition precedent to filing such a claim, only if and to the extent the recovery of any such amounts by the Company is otherwise authorized by law.  This Agreement is not to be interpreted by either party or by any third party as an effort to interfere with the protected right to file a charge or participate in an investigation or proceeding under the ADEA.

Section 5. Acknowledgment of No Wages or Payments Owed.  Executive and the Company agree that the Company has paid or will pay Executive all salary, benefits and compensation of any nature (including any and all accrued but unused vacation time), due and owing in accordance with the payroll schedule in existence at the time of this Agreement.  No additional salary, benefits, or compensation of any nature is payable unless specifically provided for herein.

Section 6. Non-disparagement. In consideration of receipt of the Severance Benefits and the promises made by the Company in this Agreement, Executive agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about the Company; make any statement that may subject the Company to potential embarrassment, humiliation or any other negative consequence; or make any public statement, including but not limited to, any statement to the media or to any Company employee, regarding the separation of his employment with the Company, except as specifically approved by the Board of Directors.  For its part, the Company’s agrees that its current directors, officers, and senior leadership team (those holding the title of “Vice President”) will not make any false or disparaging remarks or comments to any person and/or entity about Executive, including, but not limited to, not making any statement to the media, internal Company communication, formal or informal, and externally in print or electronic media, except as agreed in, or consistent with, the press release referenced below. The Company and Executive acknowledge and agree that nothing in this Section 6 shall be construed to prohibit any truthful statements made in response to any legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).  The Company and Executive shall mutually agree upon the form of a press release announcing Executive's resignation.

Section 7. Continued Cooperation.  Executive agrees that, during the period in which Executive is receiving any of the Severance Benefits set forth in Section 2, Executive shall respond, within a reasonable amount of time, to inquiries that the Company may have from time to time so long as such continued cooperation does not pose a conflict of interest with regard to any work or services performed by Executive for third parties that is not in violation of this Agreement or the terms of the Employment Agreement incorporated herein.

Section 8. Return of Property; Termination of Perquisites.  Executive hereby certifies that, on or prior to the date hereof, he has returned to the Company, all of the Company’s property in Executive’s possession or control, including, but not limited to, any cell phone, computer, equipment, keys, access cards or fobs, passwords, portable computer drives and documents (electronic or hard copy).  On or after the Resignation Date, the Company shall remove all Company information from Executive’s cell phone, laptop and iPad and thereafter shall return the cell phone, laptop and iPad to Executive and shall transfer to Executive the telephone number associated with his cell phone.  All perquisites provided by the Company to Executive shall terminate and no longer be provided or paid for by the Company as of the Resignation Date.

Section 9. Confidentiality, Restrictive Covenants and Assignment of Inventions.  Executive acknowledges and agrees that his covenants and obligations and the rights and remedies of the Company regarding confidentiality, restrictive covenants and the assignment of inventions in Sections 2, 3, 4, 5(a), 5(b), 5(c) and 5(i) of the Employment Agreement continue in full force and effect and such obligations are incorporated herein by reference as if fully set forth; provided that the Restricted Period (as defined in Section 3(c)(v) of the Employment Agreement) with respect thereto shall be the period of time during Executive’s employment by the Company plus a period of 20 months from the Separation Date.  The Company acknowledges that Executive’s position as a member of the Board of Directors of Global Advanced Metals Pty Ltd does not violate Executive’s obligations under this Section 9.

Section 10. Entire Agreement.  This Agreement, including the sections of the Employment Agreement incorporated by reference herein as provided in Section 9 hereof, sets forth the entire agreement between the parties hereto and supersedes the Employment Agreement (including, but limited to Sections 1(e) and 1(f) of the Employment Agreement) and any other prior agreements or understandings between the parties.  Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’ s decision to accept this Agreement, except for those set forth in this Agreement.

Section 11. Amendment; Waiver. This Agreement may not be modified, altered or changed except in writing and signed by all parties hereto. Any waiver by Executive or the

Company of a breach of any of the provisions of this Agreement must be in writing and shall not operate or be construed as a waiver of any of the rights and privileges of Executive or the Company under this Agreement or of any subsequent breach.

Section 12. Severability.  The provisions of this Agreement are severable, and should any provision be declared invalid or not enforceable, the remaining provisions of the Agreement shall not be affected thereby unless such reading shall operate to deprive a party of the overall benefit of the bargain as agreed to herein.

Section 13. Attorney Fees.  Executive agrees that he will be solely and individually responsible for compensating any attorney(s) for any services they have rendered to or for him in connection with the review of this Agreement or any other matters whatsoever.

Section 14. Non-Admission of Liability.  It is understood and agreed that the Company has denied and continues to deny that it is liable to Executive on any theory, and that nothing in this Agreement, including, but not limited to, the payment of the Severance Benefits and other valuable consideration set forth in Section 1 hereof, constitutes an admission by the Company of any fact, damage or liability to Executive on any theory.

Section 15. Other Acknowledgments.  Executive hereby represents and certifies that Executive: (a) has carefully read all of this Agreement; (b) has been given a fair opportunity to discuss and negotiate the terms of this Agreement by and through legal counsel; (c) understands the provisions of this Agreement; (d) has determined that it is in his best interest to enter into this Agreement; (e) has not been influenced to sign this Agreement by any statement or representation by Company or any of its representatives not contained in this Agreement; and (f) enters into this Agreement knowingly and voluntarily.

Section 16. Successors and Assigns.  Executive shall not assign or transfer any of his rights or obligations under this Agreement to any individual or entity.  The Company may assign its rights hereunder to any of its affiliates or to any individual or entity who or that shall acquire or succeed to, by operation of law, or otherwise, all or substantially all of the assets of the Company or the Company’s business.  All provisions of this Agreement are binding upon, shall inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and successors and permitted assigns.

Section 17. Governing Law; Jurisdiction.  The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation, and other aspects of this Agreement, notwithstanding any state’s choice of law provisions to the contrary.  The parties intend the provisions of this Agreement to supplement, but not displace, their respective obligations and responsibilities under the Indiana Uniform Trade Secrets Act.  Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Agreement shall be filed in the courts of the State of Indiana or the United States District Court sitting in Indianapolis, Indiana, and the parties hereto expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith.

Section 18. Right to Revoke Agreement. The parties hereby acknowledge and agree that Executive will have 21 calendar days to review this Agreement and that this Agreement may be revoked by Executive within 7 calendar days after he signs it.  This Agreement shall not be effective or enforceable until the 7 calendar-day revocation period has expired.  Furthermore, the offer to make the Severance Benefits to Executive and provide the other benefits and consideration set forth herein, shall expire and be deemed automatically withdrawn by the Company if not accepted and this Agreement signed within 21 calendar days.  The parties acknowledge and agree that any modification to this Agreement proposed or agreed to by the parties shall not restart the 21 calendar day period noted above.

Section 19. No Impact on Indemnification or Insurance Rights.  Nothing in this Agreement shall impair or otherwise affect (a) Executive’s rights to exculpation from liability, indemnification and advancement of expenses provided to former directors and officers of the Company under the Company’s Second Restated Certificate of Incorporation and Amended and Restated By-laws, as amended (collectively, the “Charter Documents”), or (b) any insurance coverage provided to former directors and officers of the Company under the Company’s director’s and officer’s insurance policies in force from time to time; provided that nothing in this Agreement shall prevent the Company from amending its Charter Documents or amending or canceling any such insurance policies in any respect; and provided, further, that the Company shall not be required to maintain any specified level of such insurance coverage.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) set forth below.

HAYNES INTERNATIONAL, INC.

By:	/s/ Mark M. Comerford	By:	/s/ Michael Shor
	Mark M. Comerford		Michael Shor
Chairman of the Board
Date:	May 27, 2018	Date:	May 29, 2018

Exhibit A

To

Resignation and General Release Agreement

Summary of Equity Awards

Exercisable Stock Options

Grant Date	Number of Shares	Exercise Price	Expiration Date
10/01/08	20,000	$46.83	10/01/18
11/24/10	8,800	$40.26	11/24/20
11/25/11	7,000	$55.88	11/25/21
11/20/12	12,600	$47.96	11/20/22
11/26/13	15,000	$52.78	11/26/23
11/25/14	27,000	$46.72	11/25/24
11/24/15	18,400	$37.75	11/24/25
11/22/16	5,633	$40.86	11/22/26
Total	114,433

Accelerated Time-Based Shares

Grant Date	Number of Accelerated Time-Based Shares
11/24/15	5,444
11/22/16	3,845

Retained Performance-Based Shares

Grant Date	Number of Retained Performance-Based Shares*
11/24/15	5,444
11/22/16	3,390

*Performance-based equity reflects shares at target performance.

Exhibit B

To

Resignation and General Release Agreement

To be signed on Executive’s last day of employment.

Reaffirmation of Resignation and General Release Agreement

1.I, the undersigned, hereby reaffirm the terms of the Resignation and General Release Agreement, dated May 29, 2018 (“Release Agreement”) previously entered into between Haynes International, Inc. (the “Company”) and me, which agreement is hereby incorporated by reference into this Reaffirmation of Resignation and General Release Agreement (“Reaffirmation”). I hereby reaffirm that I have complied with all the terms of the Release Agreement and that I will continue to do so. I also reaffirm and agree to all the terms of the Release Agreement. This Reaffirmation shall not apply to rights or claims that may arise after the date the parties sign this document.

2.By signing this Reaffirmation, I acknowledge that I have read it and understand it. I understand that I am giving up rights and possible legal and/or administrative claims by signing it.  I agree to all of the terms and conditions contained in the Release Agreement. I am aware of my right to consult an attorney before signing this Reaffirmation and I acknowledge that the Company has advised me that I should do so, and that I have done so.

3.I understand that I have previously been given at least twenty-one (21) calendar days to consider whether I wish to sign this Affirmation.  I understand that I have seven (7) calendar days after signing this Reaffirmation to revoke my release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act pursuant to this Reaffirmation.  I have signed this Reaffirmation knowingly and voluntarily.

4.I also understand that if I exercise my right not to sign this Reaffirmation or my right to revoke this Reaffirmation, I will not receive the Severance Benefits described in the Release Agreement, but will instead receive the total gross amount of $10.00 in consideration of my execution of the Release Agreement.

__________________________________________Date: September 30, 2018

Mark Comerford

HAYNES INTERNATIONAL, INC.

_________________________________________Date: ___________, 2018

Signature

________________________________________

Title

________________________________________

Printed Name